Exhibit 99.1
News Release
For Immediate Release: March 3, 2016
H&R Block Announces Fiscal 2016 Third Quarter Results
KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB), the world's largest consumer tax services provider, today released its financial results for the fiscal 2016 third quarter ended January 31, 2016 and key operating data through February 28, 2016. The company typically reports a third quarter operating loss due to the seasonality of its tax business.
Third Quarter 2016 Highlights1

•	Significant delays seen in U.S. tax industry as consumers modify tax filing behaviors and federal and state governments take new actions to combat tax fraud

•
Total revenues decreased $34.5 million to $474.5 million primarily due to lower client volumes in U.S. assisted offices, the impact of the divestiture of H&R Block Bank, and the impact of foreign currency exchange rate fluctuations, partially offset by increased pricing and improved form mix

•	Non-GAAP adjusted loss per share from continuing operations of $0.34 [2,3]

•
Repurchased approximately 12.0 million shares during the quarter, at an average price of $32.72; fiscal year-to-date repurchases through January 31, 2016 total 52.5 million shares, or approximately 19% of outstanding shares

"This tax season has been marked by the continued impact of fraud on the industry, the continuing trend of taxpayers filing their returns later in the season and tax refunds taking longer to process," said Bill Cobb, H&R Block's president and chief executive officer. "Significant initiatives by both federal and state governments to combat tax fraud are creating material changes in the industry. While we believe that there are additional efforts that need to be taken, such as EITC form parity and minimum standards for tax return preparers, we fully support the efforts being made this season."

The company reported a decrease in revenues of $34.5 million to $474.5 million, primarily due to lower client volumes in its U.S. assisted tax offices, the impact of the divestiture of H&R Block Bank, and the impact of foreign currency exchange rate fluctuations. The decline in volume was offset by improved pricing and form mix in both assisted and DIY categories. A majority of the company's revenues and all of its fiscal 2016 earnings will occur during its fiscal fourth quarter, and thus fiscal third quarter financial results are not indicative of expected performance for the full year.

The decline in the company's U.S. tax return volumes followed the industry-wide decline in filings through mid-February, which the company believes are primarily the result of the ongoing impact of tax fraud and related prevention measures, delayed refunds, and the effect of the Affordable Care Act (ACA). Total returns prepared by and through H&R Block declined 6.1% percent through February 28, 2016, to 10.6 million, which represented a 0.3% point improvement from the decline as of January 31, 2016, indicating positive momentum in the effort to reduce early season client loss. Additionally, the improved pricing and form mix noted in the fiscal third quarter continued through February 28.

[1]	All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.

[2]
The company reports adjusted financial performance, which it believes is a better indication of the company's recurring operations. The company also reports EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP financial measure, which the company finds relevant when measuring its performance. See “About Non-GAAP Financial Information” below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

[3]	All per share amounts are based on fully diluted shares at the end of the corresponding period.

"Despite the impact these challenges have had on our early season volumes, I'm pleased with our monetization efforts as we've seen improvements in both form mix and price. Turning the early season client loss around will take time, but our results are starting to indicate that our efforts are working," said Cobb. "There is still a significant amount of the tax season remaining and we are focused on executing our Tax Plus strategy to help deliver a strong second half."

Fiscal 2016 Third Quarter Results From Continuing Operations

	Actual		Adjusted[2]
(in millions, except EPS)	Fiscal Year 2016	Fiscal Year 2015	Fiscal Year 2016	Fiscal Year 2015
Revenue	$475	$509	$475	$509
EBITDA	$(78)	$(38)	$(77)	$(37)
Pretax Loss	$(147)	$(91)	$(146)	$(89)
Net Loss	$(79)	$(35)	$(79)	$(34)
Weighted-Avg. Shares - Diluted	231.9	275.2	231.9	275.2
EPS	$(0.34)	$(0.13)	$(0.34)	$(0.13)

CFO Perspective
"As we are no longer regulated as a savings and loan holding company, we have been able to return to our historical practice of repurchasing shares opportunistically to create shareholder value," said Greg Macfarlane, H&R Block's chief financial officer. "In the last two fiscal quarters, we repurchased 52.5 million shares, or $1.9 billion of H&R Block stock, representing 19 percent of total outstanding shares. We are confident in the future of H&R Block and look forward to continuing as the leading tax preparation company for years to come."

"Additionally, Sand Canyon took significant steps toward the resolution of its representation and warranty obligations by settling with some of the counterparties that asserted claims against them," added Macfarlane. "While we believe the wind-down of Sand Canyon will continue to take time, it's positive to see progress." 4

Financial Results and Highlights

▪
Revenues decreased 6.8% to $475 million, due primarily to lower tax preparation volumes, the impact of the divestiture of H&R Block Bank, and the impact of foreign currency exchange rate fluctuations. These decreases were partially offset by improved price and return mix in both assisted and DIY categories.

▪
Total operating expenses increased $10.2 million, or 1.7%. The increase was primarily due to occupancy costs and amortization expense which increased due to current year acquisitions of independent tax preparation and franchise businesses as well as the annualization of expenses related to acquisitions in the prior year and increased marketing expenses. These increases were partially offset by a decrease in field compensation resulting from lower tax preparation volume.

▪	Other income increased $2.8 million primarily due to the accounting changes related to the divestiture of H&R Block Bank discussed above.

4 See the company's most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission for more information regarding Sand Canyon Corporation and related loss contingencies.

▪
Interest expense increased $14.5 million from the prior year due to $1 billion of long-term debt issued in September 2015, and an increase in borrowings under the company's line of credit during the fiscal third quarter.

▪	Pretax loss increased 61.2% to $147 million.

Discontinued Operations

▪
Sand Canyon Corporation (SCC), a separate legal entity from H&R Block, Inc., continued to engage in constructive settlement discussions with counterparties that have made a significant majority of previously denied and possible future representation and warranty claims.

▪
SCC's accrual for contingent losses related to representation and warranty claims decreased $89 million from the prior quarter to $65 million as a result of settlements with counterparties. The settlements were fully covered by prior accruals.

Balance Sheet

▪
Cash balances decreased from January 31, 2015 mainly due to the net cash payment to the company's bank partner for the transfer of deposit liabilities related to the divestiture of H&R Block Bank and the net impact of capital structure changes, including share repurchases totaling $1.9 billion during the fiscal year.

▪	Accounts receivable increased $52 million from January 31, 2015 due to the delayed timing of IRS funding of tax refunds.

▪
Upon divestiture of H&R Block Bank in the second quarter of fiscal 2016, available for sale securities, previously held to meet bank regulatory requirements, were liquidated for approximately $388 million. Additionally, certain liabilities, including all customer banking deposits, were transferred to the company's bank partner.

▪
Long-term debt increased $1 billion from January 31, 2015 due to the issuance of $650 million of 4.125% Senior Notes and $350 million of 5.250% Senior Notes. Long-term debt also increased as a result of outstanding borrowings under the company's line of credit, which at January 31, 2016 totaled $1.1 billion.

▪	Stockholders' equity was impacted by repurchases and subsequent retirements of 52.5 million shares of common stock during the fiscal year for $1.9 billion, or an average price of $36.02 per share.

▪
Details regarding the bank divestiture and related agreements, capital structure transactions and share repurchase program can be found in previously filed press releases issued, as well as Forms 8-K filed with the Securities and Exchange Commission, in September and October of 2015.

Share Repurchases and Dividends

During the third quarter of fiscal 2016, the company repurchased and retired approximately 12.0 million shares at an aggregate price of $392 million, or $32.72 per share. As of January 31, 2016, 224.4 million shares were outstanding.

The company completed these share repurchases under a $3.5 billion share repurchase program approved by the company’s board of directors in August 2015. Under this program, the company has repurchased approximately 52.5 million shares of its common stock, or 19% of outstanding shares, for an aggregate purchase price of $1.9 billion.

As previously announced, a quarterly cash dividend of 20 cents per share is payable on April 1, 2016 to shareholders of record as of March 15, 2016. The April 1 dividend payment will be H&R Block's 214th consecutive quarterly dividend since the company went public in 1962.

Conference Call
Discussion of the fiscal 2016 third quarter results, future outlook and a general business update will occur during the company’s previously announced fiscal third quarter earnings conference call for analysts, institutional investors, and shareholders. The call is scheduled for 4:30 p.m. Eastern time on March 3, 2016. To access the call, please dial the number below approximately 10 minutes prior to the scheduled starting time:

U.S./Canada (888) 895-5260 or International (443) 842-7595
Conference ID: 18401962

The call will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed directly at http://investors.hrblock.com.

A replay of the call will be available beginning at 7:30 p.m. Eastern time on March 3, 2016, and continuing until April 3, 2016, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 18401962. The webcast will be available for replay March 4, 2016 at
http://investors.hrblock.com.

About H&R Block
H&R Block, Inc. (NYSE: HRB) is the world's largest consumer tax services provider. More than 680 million tax returns have been prepared worldwide by and through H&R Block since 1955. In fiscal 2015, H&R Block had annual revenues of nearly $3.1 billion with 24.2 million tax returns prepared worldwide. Tax return preparation services are provided by professional tax preparers in approximately 12,000 company-owned and franchise retail tax offices worldwide, and through H&R Block tax software products. H&R Block also offers adjacent Tax Plus products and services. For more information, visit the H&R Block Newsroom at http://newsroom.hrblock.com/.

About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2015 in the section entitled "Risk Factors” and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at
http://investors.hrblock.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
For Further Information
Investor Relations:    Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Media Relations:    Gene King, (816) 854-4672, gene.king@hrblock.com
TABLES FOLLOW

CONSOLIDATED STATEMENTS OF OPERATIONS			(unaudited, in 000s - except per share amounts)
	Three months ended January 31,		Nine months ended January 31,
	2016	2015	2016	2015

REVENUES:
Service revenues	$389,502	$406,441	$621,356	$637,356
Royalty, product and other revenues	85,041	102,633	119,320	139,932
	474,543	509,074	740,676	777,288
OPERATING EXPENSES:
Cost of revenues:
Compensation and benefits	181,915	186,656	300,398	307,892
Occupancy and equipment	96,201	92,303	281,107	263,235
Provision for bad debt and loan losses	35,734	39,283	38,921	44,032
Depreciation and amortization	28,795	29,181	84,237	82,695
Other	49,868	47,255	127,759	116,247
	392,513	394,678	832,422	814,101
Selling, general and administrative:
Marketing and advertising	93,708	87,569	115,204	108,227
Compensation and benefits	63,653	60,380	179,915	175,697
Depreciation and amortization	16,508	14,110	43,509	33,211
Other selling, general and administrative	28,003	27,488	97,283	66,991
	201,872	189,547	435,911	384,126
Total operating expenses	594,385	584,225	1,268,333	1,198,227

Other income, net	3,055	304	13,993	827
Interest expense on borrowings	(23,573)	(9,048)	(46,329)	(36,686)
Other expenses, net	(6,140)	(6,970)	(11,335)	(10,456)
Loss from continuing operations before income tax benefit	(146,500)	(90,865)	(571,328)	(467,254)
Income tax benefit	(67,851)	(55,554)	(253,656)	(209,865)
Net loss from continuing operations	(78,649)	(35,311)	(317,672)	(257,389)
Net loss from discontinued operations	(3,080)	(1,637)	(8,723)	(7,789)
NET LOSS	$(81,729)	$(36,948)	$(326,395)	$(265,178)

BASIC AND DILUTED LOSS PER SHARE:
Continuing operations	$(0.34)	$(0.13)	$(1.23)	$(0.94)
Discontinued operations	(0.01)	—	(0.04)	(0.03)
Consolidated	$(0.35)	$(0.13)	$(1.27)	$(0.97)

WEIGHTED AVERAGE BASIC AND DILUTED SHARES	231,904	275,190	257,979	274,957

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of	January 31, 2016	January 31, 2015	April 30, 2015

ASSETS
Cash and cash equivalents	$189,511	$1,321,134	$2,007,190
Cash and cash equivalents — restricted	69,649	51,085	91,972
Receivables, net	829,774	777,453	167,964
Deferred tax assets and income taxes receivable	29,411	167,826	174,267
Prepaid expenses and other current assets	101,169	92,976	70,283
Investments in available-for-sale securities	1,145	367,845	439,625
Total current assets	1,220,659	2,778,319	2,951,301
Mortgage loans held for investment, net	212,106	245,663	239,338
Property and equipment, net	290,202	308,805	311,387
Intangible assets, net	473,732	443,329	432,142
Goodwill	443,418	442,961	441,831
Deferred tax assets and income taxes receivable	113,887	13,441	13,461
Other noncurrent assets	120,042	146,423	125,960
Total assets	$2,874,046	$4,378,941	$4,515,420
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Commercial paper borrowings	$—	$591,486	$—
Customer banking deposits	—	1,286,216	744,241
Accounts payable and accrued expenses	205,981	172,328	231,322
Accrued salaries, wages and payroll taxes	123,289	118,512	144,744
Accrued income taxes and reserves for uncertain tax positions	8,099	1,619	434,684
Current portion of long-term debt	817	781	790
Deferred revenue and other current liabilities	250,846	300,162	322,508
Total current liabilities	589,032	2,471,104	1,878,289
Long-term debt	2,626,933	505,460	505,298
Deferred tax liabilities and reserves for uncertain tax positions	88,377	144,036	142,586
Deferred revenue and other noncurrent liabilities	106,438	111,956	156,298
Total liabilities	3,410,780	3,232,556	2,682,471
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	2,641	3,166	3,166
Additional paid-in capital	758,491	778,845	783,793
Accumulated other comprehensive income (loss)	(20,849)	(1,263)	1,740
Retained earnings (deficit)	(510,000)	1,158,376	1,836,442
Less treasury shares, at cost	(767,017)	(792,739)	(792,192)
Total stockholders’ equity (deficiency)	(536,734)	1,146,385	1,832,949
Total liabilities and stockholders’ equity	$2,874,046	$4,378,941	$4,515,420

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Nine months ended January 31,	2016	2015

NET CASH USED IN OPERATING ACTIVITIES	$(1,426,949)	$(1,247,200)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales, maturities of and payments received on available-for-sale securities	436,380	68,013
Principal payments on mortgage loans held for investment, net	24,664	18,098
Capital expenditures	(66,418)	(98,876)
Payments made for business acquisitions, net of cash acquired	(85,329)	(112,163)
Franchise loans:
Loans funded	(21,377)	(48,013)
Payments received	22,234	34,164
Other, net	3,887	6,079
Net cash provided by (used in) investing activities	314,041	(132,698)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of commercial paper	—	(457,576)
Proceeds from issuance of commercial paper	—	1,049,062
Repayments of long-term debt	(225,000)	(400,000)
Proceeds from issuance of long-term debt	2,346,831	—
Customer banking deposits, net	(326,705)	515,015
Transfer of HRB Bank deposits	(419,028)	—
Dividends paid	(157,530)	(164,905)
Repurchase of common stock, including shares surrendered	(1,888,595)	(10,355)
Proceeds from exercise of stock options	25,803	16,026
Other, net	(43,972)	(15,993)
Net cash provided by (used in) financing activities	(688,196)	531,274

Effects of exchange rate changes on cash	(16,575)	(15,549)

Net decrease in cash and cash equivalents	(1,817,679)	(864,173)
Cash and cash equivalents at beginning of the period	2,007,190	2,185,307
Cash and cash equivalents at end of the period	$189,511	$1,321,134

SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid, net of refunds received	$157,691	$201,374
Interest paid on borrowings	32,772	43,561
Transfers of foreclosed loans to other assets	2,515	3,240
Accrued additions to property and equipment	4,385	1,986
Conversion of investment in preferred stock to available-for-sale common stock	—	5,000
Accrued purchase of common stock	21,167	—

FINANCIAL RESULTS		(unaudited, in 000s - except per share amounts)
	Three months ended January 31,		Nine months ended January 31,
	2016	2015	2016	2015
Tax preparation fees:
U.S. assisted	$268,775	$283,692	$332,463	$341,107
International	8,575	10,021	79,633	94,308
U.S. digital	39,251	36,720	45,899	42,545
	316,601	330,433	457,995	477,960
Royalties	40,387	52,284	59,245	68,508
Revenues from Refund Transfers	49,419	50,899	54,782	56,472
Revenues from Emerald Card®	13,356	13,910	38,853	39,479
Revenues from Peace of Mind® Extended Service Plan	15,736	13,492	62,764	54,308
Interest and fee income on Emerald Advance	31,603	30,288	32,334	31,439
Other	7,441	17,768	34,703	49,122
Total revenues	474,543	509,074	740,676	777,288
Compensation and benefits:
Field wages	154,098	161,921	253,561	264,822
Other wages	48,786	45,983	136,782	131,544
Benefits and other compensation	42,684	39,132	89,970	87,223
	245,568	247,036	480,313	483,589
Occupancy and equipment	96,157	92,855	280,953	260,231
Marketing and advertising	93,708	87,569	115,204	108,227
Depreciation and amortization	45,303	43,291	127,746	115,906
Bad debt	35,734	39,283	38,921	44,032
Supplies	6,219	6,981	13,346	17,582
Other	71,696	67,210	211,850	168,660
Total operating expenses	594,385	584,225	1,268,333	1,198,227
Other income, net	3,055	304	13,993	827
Interest expense on borrowings	(23,573)	(9,048)	(46,329)	(36,686)
Other expenses, net	(6,140)	(6,970)	(11,335)	(10,456)
Pretax loss	(146,500)	(90,865)	(571,328)	(467,254)
Income tax benefit	(67,851)	(55,554)	(253,656)	(209,865)
Net loss from continuing operations	(78,649)	(35,311)	(317,672)	(257,389)
Net loss from discontinued operations	(3,080)	(1,637)	(8,723)	(7,789)
Net loss	$(81,729)	$(36,948)	$(326,395)	$(265,178)

Basic and diluted loss per share:
Continuing operations	$(0.34)	$(0.13)	$(1.23)	$(0.94)
Discontinued operations	(0.01)	—	(0.04)	(0.03)
Consolidated	$(0.35)	$(0.13)	$(1.27)	$(0.97)

Weighted average basic and diluted shares	231,904	275,190	257,979	274,957

U.S. TAX OPERATING DATA						(in 000s)
	Fiscal Year-to-Date			Fiscal Year-to-Date
	January 31,			February 28,
	2016	2015	% Change	2016	2015	% Change
Tax Returns Prepared: (1)
Company-Owned Operations	1,413	1,600	(11.7)%	4,266	4,643	(8.1)%
Franchise Operations	766	879	(12.9)%	2,316	2,500	(7.4)%
Total H&R Block Assisted	2,179	2,479	(12.1)%	6,582	7,143	(7.9)%

Desktop	189	180	5.0%	825	875	(5.7)%
Online	1,075	1,027	4.7%	2,801	2,876	(2.6)%
Total H&R Block Tax Software	1,264	1,207	4.7%	3,626	3,751	(3.3)%

Free File Alliance	127	129	(1.6)%	377	383	(1.6)%
Total H&R Block U.S. Returns	3,570	3,815	(6.4)%	10,585	11,277	(6.1)%

(1)	Amounts have been reclassified between company-owned and franchise for offices which were refranchised or repurchased by the company during either year.

NON-GAAP FINANCIAL MEASURES
Three months ended January 31,	2016		2015
	EBITDA	Loss	EBITDA	Loss

As reported - from continuing operations	$(77,626)	$(78,649)	$(38,302)	$(35,311)

Adjustments (pretax):
Loss contingencies - litigation	328	328	337	337
Professional fees related to HRB Bank and recapitalization transactions	(96)	(96)	6	6
Gain on sales of tax offices/businesses	(101)	(101)	1,451	1,451
Tax effect of adjustments	—	(129)	—	(683)
	131	2	1,794	1,111

As adjusted - from continuing operations	$(77,495)	$(78,647)	$(36,508)	$(34,200)

Adjusted EPS		$(0.34)		$(0.13)

Nine months ended January 31,	2016		2015
	EBITDA	Loss	EBITDA	Loss

As reported - from continuing operations	$(397,075)	$(317,672)	$(314,153)	$(257,389)

Adjustments (pretax):
Loss contingencies - litigation	1,017	1,017	609	609
Severance	—	—	1,051	1,051
Professional fees related to HRB Bank and recapitalization transactions	20,722	20,722	120	120
Gains on AFS securities, net	(8,138)	(8,138)	(24)	(24)
Gain on sales of tax offices/businesses	(127)	(127)	552	552
Tax effect of adjustments	—	(5,129)	—	(877)
	13,474	8,345	2,308	1,431

As adjusted - from continuing operations	$(383,601)	$(309,327)	$(311,845)	$(255,958)

Adjusted EPS		$(1.20)		$(0.94)

	Three months ended January 31,		Nine months ended January 31,
EBITDA	2016	2015	2016	2015

Net loss - as reported	$(81,729)	$(36,948)	$(326,395)	$(265,178)

Add back :
Discontinued operations	3,080	1,637	8,723	7,789
Income taxes	(67,851)	(55,554)	(253,656)	(209,865)
Interest expense	23,571	9,272	46,507	37,195
Depreciation and amortization	45,303	43,291	127,746	115,906
	4,103	(1,354)	(70,680)	(48,975)

EBITDA from continuing operations	$(77,626)	$(38,302)	$(397,075)	$(314,153)

NON-GAAP FINANCIAL MEASURES
	Three months ended January 31,		Nine months ended January 31,
Supplemental Information	2016	2015	2016	2015

Stock-based compensation expense:
Pretax	$7,230	$6,090	$21,106	$20,689
After-tax	4,396	3,678	13,073	12,763
Amortization of intangible assets:
Pretax	$20,153	$16,743	$54,632	$41,206
After-tax	12,279	10,197	33,839	25,420

NON-GAAP FINANCIAL INFORMATION
The accompanying press release contains non-GAAP financial measures. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider non-GAAP financial measures to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of items that are not indicative of our core operating performance.
The following are descriptions of adjustments we make for our non-GAAP financial measures:

▪	We exclude losses from settlements and estimated contingent losses from litigation and favorable reserve adjustments. This does not include legal defense costs.

▪	We exclude non-cash charges to adjust the carrying values of goodwill, intangible assets, other long-lived assets and investments to their estimated fair values.

▪	We exclude severance and other restructuring charges in connection with the termination of personnel, closure of offices and related costs.

▪	We exclude the gains and losses on business dispositions, including investment banking, legal and accounting fees from both business dispositions and acquisitions.

▪	We exclude the gains and losses on extinguishment of debt.
We may consider whether other significant items that arise in the future should also be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including EBITDA, adjusted EBITDA and adjusted pretax income of continuing operations. Adjusted EBITDA and adjusted pretax income eliminate the impact of items that we do not consider indicative of our core operating performance and, we believe, provide meaningful information to assist in understanding our financial results, analyzing trends in our underlying business, and assessing our prospects for future performance. We also use EBITDA and pretax income of continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.